Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 2, 2014, relating to the consolidated financial statements and the supplemental schedule of investment property information of Brookfield Property Partners L.P.  (the “Partnership”) appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

June 2, 2014